Exhibit 99.1

Two Rivers Water Company Leases Additional Water for Farming Operations

DENVER, June 16, 2010 (GLOBE NEWSWIRE) -- Two Rivers Water Company ("Two Rivers") (OTCBB:TURV) has entered into a two year  lease agreement with the Orlando Reservoir No. 2 Company LLC to supplement water for its farming operations in Pueblo County, Colorado. The water lease completes the first step in a process to acquire the water rights which include 3,100 acre feet of additional storage and 19 cubic feet per second (cfs) of direct flow. The water rights leased and to be acquired are "Reed Decrees" and among the most senior rights on the Huerfano River, in southern Colorado. The lease will ensure Two Rivers' has the necessary water to expand its farming operations to 2,500 acres in the 2011 growing season.

John McKowen, CEO of Two Rivers Water Company, stated, "This is another step forward in our step by step process of re-building farming operations on the Huerfano-Cucharas Irrigation Company ditch system. By repairing the ditch system and enhancing our water rights we can ensure we will receive the water necessary to plan and develop profitable farming operations."

About Two Rivers Water Company

Formed in December 2002, Two Rivers is focused on acquiring and developing water, farming and alternative energy resources in Colorado.

FORWARD LOOKING STATEMENTS

This announcement contains forward-looking statements about Two Rivers that may involve risks and uncertainties. Important factors relating to the Two Rivers' operations could cause results to differ materially from those in forward-looking statements and further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov). All forward-looking statements are based on information available to Two Rivers on the date hereof and Two Rivers assumes no obligation to update such statements.

CONTACT:  Two Rivers Water Company
               John McKowen
               +1 (303) 222-1000
               jmckowen@2riverswater.com